As filed with the Securities and Exchange Commission on August 16, 2007
     Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2769024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6050 Oak Tree Boulevard, South, Suite 500
Cleveland, Ohio 44131
(216) 447-9000
(Address of Principal Executive Offices)
CBIZ, INC.
2007 Employee Stock Purchase Plan
(Full title of the plan)
Michael W. Gleespen
Vice President, General Counsel and Corporate Secretary
6050 Oak Tree Boulevard, South, Suite 500
Cleveland, Ohio 44131
(216) 447-9000
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Anthony J. Renzi, Jr.
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036
(202) 887-4000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration
to be registered	registered	share(2)	price(2)	fee
Common Stock (1)	1,000,000	$7.15	$7,150,000	$219.51

(1)	Upon a future stock split, stock dividend or similar transaction involving the common stock of the Registrant and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on average of the high and low price per share of common stock on August 13, 2007, as quoted on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to the employees of CBIZ, Inc. (the “Registrant”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission (other than those furnished pursuant to Items 2.02 and 7.01 on Form 8-K) are incorporated by reference in this Registration Statement:
1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.	The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2007, as filed with the Commission on May 10, 2007, and for the period ended June 30, 2007, as filed with the Commission on August 9, 2007;

3.	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on March 23, 2007 and May 16, 2007; and

4.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 26, 2006, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the Registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the Registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
     The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), entitles its board of directors to provide for indemnification of directors and officers to the fullest extent provided by law. As permitted by Section 102(7) of the DGCL, Article Eleven of the Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this indemnification shall not eliminate or limit the liability of a director for:
•	any breach of a director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends;

•	unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
     Article VII of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.
     Article VII of the Bylaws also provides that any decision as to indemnification shall be made:
•	by the board of directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

•	if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the stockholders.
     In addition, the board of directors of the Registrant has authorized indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant.
     Further, Article VII of the Bylaws provides that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence has continued, would have had the power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     The Registrant currently maintains an insurance policy relating to its directors and officers, under which policy such directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

4.1*	2007 Employee Stock Purchase Plan.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 16, 2007.

CBIZ, INC. (Registrant)
By:	/s/ Steven L. Gerard
Steven L. Gerard
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
     Each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Steven L. Gerard and Ware H. Grove, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or desirable.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Steven L. Gerard Steven L. Gerard	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 16, 2007

/s/ Ware H. Grove Ware H. Grove	Senior Vice President and Chief Financial Officer ( Principal Financial Officer and Principal Accounting Officer)	August 16, 2007

/s/ Rick L. Burdick Rick L. Burdick	Director	August 16, 2007

/s/ Michael H. DeGroote

Michael H. DeGroote	Director	August 16, 2007

/s/ Joseph S. DiMartino

Joseph S. DiMartino	Director	August 16, 2007

Name	Title	Date

/s/ Harve A. Ferrill

Harve A. Ferrill	Director	August 16, 2007

/s/ Richard A. Rochon

Richard A. Rochon	Director	August 16, 2007

/s/ Todd Slotkin

Todd Slotkin	Director	August 16, 2007

/s/ Donald V. Weir

Donald V. Weir	Director	August 16, 2007

INDEX TO EXHIBITS

4.1*	2007 Employee Stock Purchase Plan.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).

*	Filed herewith